Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 10/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended October 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/01/2005	$31,130	Falcon Asset Securitizti	2.790%	05/03/2005
04/20/2005	15,000	CC USA Inc.	2.940	05/23/2005
05/06/2005	15,300	Stanfield Victoria Finan	5.000	05/15/2006
06/28/2005	30,000	Toronto Dominion Bank	3.795	07/28/2006
08/05/2005	30,000	Clipper Receivables Comp	3.510	09/13/2005
08/09/2005	51,147	Falcon Asset Securitizti	3.520	09/07/2005
08/16/2005	60,000	Clipper Receivables Comp	3.530	09/22/2005
08/29/2005	37,000	Greyhawk Funding LLC	3.590	09/28/2005
10/05/2005	15,000	Clipper Receivables Comp	3.810	11/09/2005
10/21/2005	34,000	Greyhawk Capital Corp.	4.100	01/23/2006
10/21/2005	15,000	KLIO II Funding Ltd.	3.980	11/22/2005